Exhibit 10-1

COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 14, 2022 (the “Effective Date”), is entered into by and between NextDecade Corporation, a Delaware corporation (“NextDecade” or the “Company”), and each purchaser identified on the Schedule of Purchasers attached hereto as Schedule I (each, a “Purchaser” and collectively, the “Purchasers”). NextDecade and each of the Purchasers are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Purchasers have indicated their interest to the Company in participating in an offering (the “Common Stock Equity Offering”) by the Company of shares of Common Stock (as defined herein); and

WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, Common Stock as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.    DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning assigned to it in the preamble hereto; it includes the Exhibits and Schedules hereto.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Charter Documents” means, collectively, the certificate of incorporation, articles of incorporation, bylaws, certificate of designations or board resolutions establishing the terms of any security, certificate of formation, operating agreement, limited liability company agreement and similar formation or organizational documents of any entity.

“Closing” has the meaning assigned to it in Section 2.3.

“Closing Date” has the meaning assigned to it in Exhibit B.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means the common stock of the Company, $0.0001 par value.

“Common Stock Equity Offering” has the meaning assigned to it in the Recitals hereto.

“Company” has the meaning assigned to it in the preamble hereto.

“Company Benefit Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) other benefit and compensation plan, contract, policy, program, practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or its Subsidiaries are the owners, the beneficiaries, or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (iii) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, (x) which is sponsored or maintained by the Company or any of its ERISA Affiliates in respect of any current or former employees, directors, independent contractors, consultants or leased employees of the Company or any of its Subsidiaries or (y) with respect to which the Company or any of its Subsidiaries has any actual or potential liability.

“Company IRS Form” has the meaning assigned to it in Section 2.4(h).

“Control” (including the terms “control” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs, policies or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Disclosure Document” has the meaning assigned to it in Section 9.20.

“Effective Date” has the meaning assigned to it in the preamble hereto.

“Encumbrance” means any security interest, pledge, mortgage, lien, claim, option, charge, restriction or encumbrance.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, Order, demand or notice by any Person alleging liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, consultants’ fees, fines or penalties) arising out of, based on, resulting from or relating to (a) the presence or Release of, or exposure to, any Hazardous Materials; (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any other matters covered or regulated by, or for which liability is imposed under, Environmental Laws.

“Environmental Laws” means all applicable Laws relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources (including plant and animal species), or the protection of human health and safety, including Laws relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Materials; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Materials; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that together with the Company or any of its Subsidiaries is treated as a single employer within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.

“Fundamental Representations” means (i) with respect to the Company, those representations and warranties of the Company set forth in Sections 4.2 (Organization and Qualification; Subsidiaries), 4.3 (Authorization; Enforcement; Validity), 4.4 (No Conflicts), 4.5 (Consents and Approvals), 4.6 (Capitalization) and 4.7 (Valid Issuance), and (ii) with respect to the Purchasers, those representations and warranties of the Purchasers set forth in Sections 5.1 (Organization and Qualification), 5.2 (Authorization; Enforcement; Validity), 5.3 (No Conflicts) and 5.4 (Consents and Approvals).

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body, or any Self-Regulatory Organization.

“Hazardous Materials” means: (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (b) any asbestos or asbestos containing material; (c) polychlorinated biphenyls (“PCBs”), or PCB containing materials or fluids; (d) radon; (e) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof; (f) per- and polyfluoroalkyl substances and other emerging contaminants, and (g) any other substance, material, chemical, waste, pollutant, or contaminant that, whether by its nature or its use, or exposure to is subject to regulation or could give rise to liability under any Laws relating to pollution, waste, human health and safety, or the environment.

“Indemnified Party” means each Purchaser, its Affiliates, and each of their respective directors, managers, portfolio managers, investment advisors, officers, principals, partners, members, equity holders (regardless of whether such interests are held directly or indirectly), trustees, controlling persons, predecessors, successors and assigns, Subsidiaries, employees, agents, advisors, attorneys and representatives.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following:

(a)    such Person shall (A) (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, Sections 101 et. seq. (the “Bankruptcy Code”) or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar Law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing or (B) such Person shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(b)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) relief in respect of such Person or of a substantial part of the property or assets of such Person, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of the property of such Person or (C) the winding-up or liquidation of such Person; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall have been entered.

“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights and registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions thereto, and any patent applications, continuations, continuations in part and divisional applications and patents issuing therefrom, and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Investment Company Act” has the meaning assigned to it in Section 4.21.

“K&L” has the meaning assigned to it in Section 2.4(f).

“K&L Opinion” has the meaning assigned to it in Section 2.4(f).

“Knowledge” means with respect to the Company, the actual knowledge after due inquiry of the persons set forth on Schedule 1.1(a).

“Law” means any applicable federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, guideline, policy, ordinance, regulation, rule, code, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Authority.

“Material Adverse Effect” means any effect, change, event, occurrence, development, or state of facts that, individually or in the aggregate with all other such effects, changes, events, occurrences, developments, or states of fact, (A) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) would, or would reasonably be expected to, prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, but expressly excluding in the case of the foregoing clause (A) any such effect, change, event, occurrence, development, or state of facts, either alone or in combination, to the extent arising out of or resulting from:

(a)    the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing; provided, however, that the exception set forth in this clause (a) shall not apply to the representations and warranties of Section 4.4 or to the representations and warranties set forth in Section 4.5;

(b)    general economic conditions (or changes in such conditions) in the United States or conditions in the global economy generally that do not affect the Company and its Subsidiaries, taken as a whole, disproportionately as compared to other similarly situated participants in the liquefied natural gas export industry (in which case only such disproportionate impact shall be considered);

(c)    any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, weather conditions, change in geopolitical conditions, public health event, pandemic (including COVID-19), epidemic, disease outbreak or other force majeure events, in each case, including any worsening thereof that do not affect the Company and its Subsidiaries, taken as a whole, disproportionately as compared to other similarly situated participants in the liquefied natural gas export industry (in which case only such disproportionate impact shall be considered);

(d)    changes in the trading price or trading volume of the Common Stock;

(e)    conditions (or changes in such conditions) generally affecting the liquefied natural gas export industry that do not affect the Company and its Subsidiaries, taken as a whole, disproportionately as compared to other similarly situated participants in the liquefied natural gas export industry (in which case only such disproportionate impact shall be considered);

(f)    conditions (or changes in such conditions) in the financial markets, credit markets or capital markets in the United States or any other country or region, including (i) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries or (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally (other than a suspension of the trading of the Company’s Common Stock, which constitutes a Material Adverse Effect, provided such suspension is not part of a broader suspension of securities) on any securities exchange or over-the-counter market operating in the United States or any other country or region in each case, that do not affect the Company as a whole disproportionately as compared to other similarly situated participants in the liquefied natural gas export industry (in which case only such disproportionate impact shall be considered); or

(g)    any changes in any Laws or any accounting regulations or principles that do not affect the Company, taken as a whole, disproportionately as compared to other similarly situated participants in the liquefied natural gas export industry (in which case only such disproportionate impact shall be considered).

Notwithstanding any provision of the preceding sentence to the contrary, the occurrence of an Insolvency Event in respect of the Company or any Subsidiary of the Company shall be deemed to constitute a Material Adverse Effect.

“Material Contracts” means all “material contracts” of the Company within the meaning of Item 601 of Regulation S-K of the SEC.

“NASDAQ” means The Nasdaq Stock Market LLC.

“NextDecade” has the meaning assigned to it in the preamble hereto.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Certificate” has the meaning assigned to it in Section 2.4(i).

“Order” means any order, writ, judgment, injunction, decree, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final.

“Party” or “Parties” has the meaning assigned to it in the preamble hereto.

“Permits” means all permits, consents, approvals, registrations, licenses, authorizations, qualifications and filings with and under all federal, state, local or foreign Laws and Governmental Authorities.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, joint venture, trust, Governmental Authority, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Placement Agent” means Credit Suisse Securities (USA) LLC.

“Purchase Price” has the meaning assigned to it in Section 2.2.

“Purchaser” has the meaning assigned to it in the preamble hereto.

“Purchaser Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, does or would reasonably be expected to prevent, materially delay or materially impair the ability of the applicable Purchaser to consummate the transactions contemplated hereby.

“Registration Rights Agreement” means the Registration Rights Agreement, in substantially the form attached hereto as Exhibit A.

“Release” means any release, spill, emission, discharge, leaking, pouring, dumping, emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, sediment, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Sanctioned Person” means any Person that is the target of Sanctions, including, (a) any Person listed in any Sanctions related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Territory, or (c) any Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).

“Sanctioned Territory” means a country or territory that is the subject or target of Sanctions, including Cuba, Iran, North Korea, Syria, Sudan, the Crimea region of Ukraine and the so-called Donetsk People’s Republic or so-called Luhansk People’s Republic.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Authorities, including, but not limited those administered by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union and enforced by its member states, the United Nations or Her Majesty’s Treasury of the United Kingdom.

“SEC” has the meaning assigned to it in Section 4.8(a).

“SEC Reports” has the meaning assigned to it in Section 4.8(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party to this Agreement, including, for the avoidance of doubt, the Financial Industry Regulatory Authority.

“Subsidiary” means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions for such Person (or, if there are no such voting interests, more than 50% of the equity interests allowing for effective control of the second Person).

“Survival Period” has the meaning assigned to it in Section 9.3.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means: any taxes, customs, duties, charges, fees, levies, penalties or other assessments, fees and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, windfall profit, severance, property, personal property (tangible and intangible), production, sales, use, leasing or lease, license, excise, duty, franchise, capital stock, net worth, employment, occupation, payroll, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, occupational, premium, severance, estimated, alternative or add-on minimum, ad valorem, value added, turnover, transfer, stamp or environmental tax, or any other tax, custom, duty, fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount attributable thereto.

“Tax Representations” means those representations and warranties of the Company set forth in Section 4.20.

“Tax Returns” means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transfer Agent” means Continental Stock Transfer & Trust Co.

“Transaction Documents” means this Agreement, the Registration Rights Agreement and any other documents or exhibits related hereto or thereto or contemplated hereby or thereby.

“Treasury Regulations” means the regulations promulgated under the Code, by the United States Department of the Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations shall be deemed also to refer to any corresponding provisions of final regulations.

Section 2.    AGREEMENT TO SELL AND PURCHASE.

2.1    Sale and Purchase of Shares. Subject to the terms of this Agreement, at the Closing (as defined below), the Company hereby agrees to issue and sell to the Purchasers, and each of the Purchasers, severally and not jointly, hereby agree to purchase from the Company the number of shares of Common Stock set forth under the heading “Shares” opposite such Purchaser’s name on Schedule I hereto, free and clear of all Encumbrances (except for any restriction on transfer under the Securities Act or applicable “blue sky” laws).

2.2    Purchase Price. The purchase price for the Common Stock to be purchased by the Purchasers hereby shall be $5.50 per share such that the aggregate purchase price to be paid by the Purchasers shall be $84,997,877.50 (the “Purchase Price”).

2.3    Closing. Subject to the terms of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will occur in accordance with the terms set forth in Exhibit B hereto. The Closing shall take place at the offices of NextDecade Corporation, 1000 Louisiana Street, Suite 3900, Houston, Texas 77002 or such other place as the Parties mutually agree. The Parties agree that the Closing may occur via delivery of facsimiles, email, .pdf attachments or photocopies of the applicable Transaction Documents. Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.4    Actions at the Closing. At the Closing, the Purchasers and the Company (as applicable) shall take or cause to be taken the following actions:

(a)    Payment of the Purchase Price. Each Purchaser shall pay the amount set forth under the heading “Purchase Price” opposite such Purchaser’s name on Schedule I hereto with respect to the shares of Common Stock purchased by such Purchaser pursuant to Section 2.1 to the Company by wire transfer of immediately available funds to the account specified by the Company to such Purchaser in writing.

(b)    Issuance of Common Stock. The Company shall deliver to each Purchaser evidence of its shares of Common Stock (its “Allocation”), purchased by such Purchaser pursuant to this Section 2, issued in book-entry form with a notation in the Company’s stock transfer records, containing the restrictive legend set forth in Section 5.9, and duly authorized by all requisite corporate action on the part of the Company.

(c)    Registration Rights Agreement. The Purchasers (severally and not jointly) and the Company shall have executed and delivered the Registration Rights Agreement.

(d)    Good Standing Certificate. The Company shall deliver to each Purchaser a certificate of the Secretary of State of the State of Delaware, dated as of the Closing Date, to the effect that the Company is in good standing (the “Good Standing Certificate”).

(e)    Company Secretary’s Certificate. The Company shall deliver to each Purchaser a certificate of the Secretary of the Company (the “Secretary’s Certificate”), dated the Closing Date, substantially in the form attached to this Agreement as Exhibit C, certifying that attached thereto are (1) true and complete copies of the Company’s (x) certificate of incorporation and (y) bylaws, (2) resolutions of the board of directors of the Company authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (3) a schedule of the incumbent officers authorized to execute the Transaction Documents, setting forth the name and title and bearing the signatures of such officers.

(f)    Legal Opinion. The Purchasers shall have received a written opinion (the “K&L Opinion”) of K&L Gates LLP (“K&L”) dated as of the Closing Date, substantially in the form attached to this Agreement as Exhibit D, executed by K&L and addressed to the Purchasers.

(g)    Form W-9 or W-8. Each Purchaser shall deliver a validly completed and executed Internal Revenue Service Form W-9 or applicable form W-8 to the Company.

(h)    Additional Documents. The Company shall have delivered to each Purchaser such other documents relating to the transactions contemplated by this Agreement as the Purchasers or their counsel may reasonably request, including, at least three (3) Business Days prior to the Closing Date, an Internal Revenue Service Form W-9 or W-8BEN-E, as applicable, of the Company, duly completed and expected by the Company by manual or facsimile signature (the “Company IRS Form”).

(i)    Company Officer’s Certificate. The Company shall deliver a certificate signed by the Chief Executive Officer of the Company (the “Officer’s Certificate”), dated as of the Closing Date, in form and substance reasonably satisfactory to the Purchasers, certifying that the conditions specified in Sections 3.1, 3.2, 3.5, 3.6, 3.7 and 3.8 have been fulfilled.

(j)    Failure to Close. If the Closing does not occur within three (3) Business Days after the Closing Date and any Purchaser shall have paid into the bank account referenced in Section 2.4(a) above on or prior to the Closing Date the purchase price for its Allocation, then the Company shall promptly (but not later than one (1) Business Day thereafter) return to each Purchaser the amount set forth opposite such Purchaser’s name on Schedule I hereto by wire transfer of immediately available funds to the account specified by such Purchaser, and any book-entries for the shares shall be deemed repurchased and cancelled; provided that, unless this Agreement has been terminated pursuant to Section 6 hereof, such return of funds shall not terminate this Agreement.

2.5    Transfer Taxes and Expenses. All of the Common Stock issued to the Purchasers pursuant to this Agreement will be delivered with any and all transfer agent fees and any and all issue, stamp, transfer or similar Taxes or duties payable in connection with such delivery duly paid by the Company.

2.6    Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement and the other Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement or any other Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of group or entity (including a “group” within the meaning of Section 13(d)(3) of the Exchange Act), or create a presumption that the Purchasers are in any way acting in concert or as a group for purposes of Section 13(d) of the Exchange Act or otherwise with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 3.    CLOSING CONDITIONS. Each Purchaser’s obligation to purchase its Allocation at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by such Purchaser, on or prior to the Closing Date, of each of the following conditions:

3.1    Representations and Warranties. The representation and warranties made by the Company in Section 4 hereof shall be true and correct all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the Closing Date (unless made as of a specified date therein, which such representations and warranties shall be accurate in all material respects (or, to the extent such representation and warranties are qualified by materiality or Material Adverse Effect, in all respects) as of such date).

3.2    Covenants. The Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement and the other Transaction Documents to be performed, satisfied or complied with by the Company at or prior to Closing.

3.3    Closing Deliverables. The Purchaser shall have received from the Company the Good Standing Certificate, the Secretary’s Certificate, the Officer’s Certificate, the K&L Opinion and the Company IRS Form, each duly completed and executed.

3.4    Transaction Documents. The Company and the Purchaser shall have executed and delivered the Registration Rights Agreement and the Company shall have executed and delivered all Transaction Documents aside from than this Agreement and the Registration Rights Agreement.

3.5    Material Adverse Effect. No Material Adverse Effect has occurred.

3.6    Transfer Agent Matters. The Company shall have furnished all required materials to the Transfer Agent to reflect the issuance of the Allocation at the Closing.

3.7    Listing. The Common Stock shall be listed on the NASDAQ and shall not have been suspended, as of the Closing Date, by the SEC or NASDAQ from trading thereon nor shall suspension by the SEC or NASDAQ have been threatened, as of the Closing Date, either (i) by the SEC or NASDAQ or (ii) by falling below the minimum listing maintenance requirements of NASDAQ (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods); and the Company shall have filed with NASDAQ a Notification Form: Listing of Additional Shares for the listing of the Shares and shall have received no comments from NASDAQ objecting to the transactions contemplated herein.

3.8    Legality. The purchase of and payment for the Allocation by the Purchasers and the issuance and delivery of the Allocation by the Company shall not be prohibited, enjoined, made illegal or otherwise restrained by any law or governmental or court order, judgment, decree, writ, stipulation, determination, award, statute, rule or regulation, and no such prohibition, injunction or restraint, nor any proceeding seeking to impose such prohibition, injunction or restrain shall have been threatened to the Company.

Section 4.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each of the Purchasers as of the date hereof and the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), on behalf of itself and not any other Party, as follows:

4.1    Ineligible Issuer. The Company was not and is not an Ineligible Issuer (as defined in Rule 405 under the Securities Act), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

4.2    Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries has been duly organized and is validly existing and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, is in good standing under the laws of its jurisdiction of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted. There is no other jurisdiction, aside from the States of Delaware and Texas, in which the Company is required to be qualified and/or in good standing to do business, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect, individually or in the aggregate.

4.3    Authorization; Enforcement; Validity. The Company has all necessary corporate power and authority to enter into the Transaction Documents and to carry out its obligations thereunder, including the issuance to the Purchasers of the Common Stock pursuant to Section 2.1 of this Agreement. The execution and delivery by the Company of the Transaction Documents and the performance by the Company of its obligations thereunder, have been duly authorized by all requisite action on the part of the Company, and no other action on the part of the Company or any of its Subsidiaries is necessary to authorize the execution and delivery by the Company of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents. The Transaction Documents have been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the Purchasers, the Transaction Documents constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

4.4    No Conflicts. Assuming that all consents, approvals, authorizations and other actions described in Section 3.4 have been obtained, and except as may result from any facts or circumstances relating solely to any Purchaser, the execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated thereby do not and will not: (a) violate, conflict with or result in the breach of the Charter Documents of the Company or any of its Subsidiaries; (b) conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries, or any of its or their respective assets or properties; or (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any of its Subsidiaries is a party or to which any of their respective assets or properties are subject, or result in the creation of any Encumbrance on any of their respective assets or properties, except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5    Consents and Approvals. The execution, delivery and performance by the Company of the Transaction Documents do not require any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Company or any of its Subsidiaries or by which any of its or their assets or properties may be bound, any contract or agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, (a) in the case of the Registration Rights Agreement, the Registration Statement contemplated thereby or (b) otherwise, except for any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Company or any of its Subsidiaries that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.6    Capitalization.

(a)    As of the date of this Agreement, and immediately prior to the issuance and sale of the Common Stock, the capitalization of the Company and each of its Subsidiaries is set forth in Schedule 4.6(a).

(b)    Except as set forth in Schedule 4.6(b), there are no outstanding options, warrants, “phantom” stock rights, claims, calls, puts, convertible or exchangeable securities, or other contracts or rights of any nature obligating the Company or any of its Subsidiaries to issue, return, redeem, repurchase, transfer, deliver or sell equity interests or other securities or ownership interests in the Company or any of its Subsidiaries, and no Person is entitled to any preemptive or similar right with respect to the issuance of securities or other equity interests in the Company or any of its Subsidiaries.

(c)    Except as set forth in Schedule 4.6(c), (x) to the Knowledge of the Company, there are no voting agreements, voting trusts, stockholder agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Company or any of its Subsidiaries or that restrict or grant any right, preference or privilege with respect to the transfer of such equity interests, and (y) there are no contracts to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on the equity interests of the Company or any of its Subsidiaries.

(d)    Except as set forth in Schedule 4.6(d), the Company has no authorized or outstanding class of equity securities ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or pari passu with the Common Stock.

4.7    Valid Issuance.

(a)    Upon payment of each Purchaser’s portion of the Purchase Price for its shares of Common Stock purchased pursuant hereto and the occurrence of the Closing, such Purchaser will be the owner, of record and beneficially, of the number of shares of Common Stock set forth under the heading “Shares” opposite such Purchaser’s name on Schedule I hereto, duly and validly issued, fully paid, and non-assessable shares of Common Stock issued pursuant hereto. Each Purchaser shall have good and valid title to its shares of Common Stock purchased pursuant hereto, free and clear of any Encumbrances (except for any restriction on transfer under the Securities Act or applicable “blue sky” laws).

(b)    Assuming the accuracy of the Purchasers’ representations and warranties set forth herein, the offer, sale and issuance of such Common Stock as contemplated hereby are exempt from the registration and qualification requirements of the Securities Act, and will be issued in compliance with all applicable federal and state securities and blue sky laws. Neither the Company, nor any of its Subsidiaries, nor any Person acting on behalf of the Company or any of its Subsidiaries, has taken any action that would cause the loss of such exemption. Neither the Company nor, to the Company’s Knowledge, any of its Subsidiaries, any Person acting on behalf of the Company or any of its Subsidiaries, has offered or sold any of the Common Stock by any advertisement, article, notice or other communication regarding the Common Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any public seminar or any other general solicitation or general advertisement.

4.8    SEC Reports; Financial Statements.

(a)    The Company has filed or furnished with the Securities and Exchange Commission (“SEC”) all forms, reports, schedules, proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein and including all registration statements and prospectuses filed with the SEC, the “SEC Reports”) required to be filed or furnished by the Company under the Exchange Act or the Securities Act during the three years preceding the date hereof. As of its date of filing or furnishing, each SEC Report complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and none of such SEC Reports (including any audited or unaudited financial statements and any notes thereto or schedules included therein) contained when filed or furnished (except to the extent revised or superseded by a subsequent filing with the SEC that is publicly available prior to the date hereof) any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, there are no outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports as of the date hereof.

(b)    Each of the consolidated financial statements (including the notes thereto) included in the SEC Reports (i) complied as to form required by published rules and regulations of the SEC related thereto as of its date of filing with the SEC, (ii) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) was prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or otherwise permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) and (iv) presents fairly in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject (in the case of unaudited financial statements) to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto or the absence of footnotes (none of which are material).

(c)    Since the date of the most recent financial statements of the Company included or incorporated by reference in the SEC Reports, (i) there has not been any change in the capital stock (other than the issuance of shares of Common Stock upon exercise of stock options and warrants described as outstanding in, and the grant of options and awards under existing equity incentive plans described in, the SEC Reports), short-term debt or long-term debt of the Company or the Subsidiary, or any dividend or distribution of any kind declared (other than payment-in-kind dividends pursuant to the Company’s outstanding preferred stock), set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development that would reasonably be expected to result in a prospective material adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company and the Subsidiary taken as a whole; and (ii) neither the Company nor the Subsidiary has sustained any loss or interference with its business that is material to the Company and the Subsidiary taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in the SEC Reports.

4.9    Undisclosed Liabilities. Except as set forth in Schedule 4.9, and except for liabilities included or reserved for in the audited consolidated balance sheet of the Company or disclosed in the notes thereto included in the Company’s most recently filed Annual Report on Form 10-K, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has incurred liabilities, including contingent liabilities, or any other obligations of a nature required to be disclosed on a consolidated balance sheet or in the notes thereto, except liabilities that are not material and were incurred in the ordinary course of business subsequent to the date of the consolidated balance sheet contained in the Company’s most recently filed Annual Report on Form 10-K.

4.10    Contracts. Except as set forth in Schedule 4.10, neither the Company nor any of its Subsidiaries is, or to the Knowledge of the Company, is alleged to be (nor, to the Company’s Knowledge, is any other party to any Material Contract) in material default under, or in material breach or material violation of, any Material Contract, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a material default by the Company or any other party under any Material Contract. Other than Material Contracts which have terminated or expired in accordance with their terms, each of the Material Contracts is in full force and effect and is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto enforceable against the Company and, to the Knowledge of the Company, such other parties in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law)).

4.11    Affiliate Transactions. Except as set forth in Schedule 4.11 or Part III, Item 13 of the Company’s most recently filed Annual Report on Form 10-K or any subsequently filed Current Reports on Form 8-K, there are no transactions between the Company, on the one hand, and any (A) officer or director of the Company or any of its Subsidiaries, (B) to the Knowledge of the Company, record or beneficial owner of five (5) percent or more of the voting securities of the Company or (C) Affiliate or family member of any such officer or director or, to the Knowledge of the Company, record or beneficial owner, on the other hand, except employee benefit plans, executive compensation or director compensation, employment agreements, consulting agreements, indemnification agreements and similar transactions that would be required to be disclosed under Item 404(a) of Regulation S-K. Neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any of the persons set forth in the foregoing clause (A) or, to the Knowledge of the Company, clauses (B) through (C).

4.12    Title. The Company and each of its Subsidiaries has good and marketable title to their respective owned properties and assets, and good leasehold title to their respective leasehold estates in leased properties and assets, in each case, subject to no Encumbrances, other than Encumbrances that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

4.13    Compliance with Law; Permits.

(a)    Neither the Company nor any of its Subsidiaries (i) is in material violation or default of the Charter Documents of the Company or any of its Subsidiaries, (ii) is in violation or default of any Order or any Law, except for such violations and defaults that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (iii) has received, since January 1, 2019, any written notice of, and to the Knowledge of the Company, an investigation or review that is in process or threatened by any Governmental Authority with respect to, any material violation or alleged violation of any Order or Law.

(b)    Except as set forth in Schedule 4.13(b) or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the Company and its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses as they are presently being conducted, (ii) all Permits are in full force and effect, (iii) the Company and its Subsidiaries are in compliance with the terms of the Permits, (iv) there are no pending or, to the Knowledge of the Company, threatened, modifications, amendments, cancellations, suspensions, limitations, nonrenewals or revocations of any Permit, and (v) there has occurred no event which (whether with notice or lapse of time or both) could reasonably be expected to result in or constitute the basis for such a modification, amendment, cancellation, suspension, limitation, nonrenewal or revocation thereof.

(c)    The Company and the Subsidiary maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that has been designed to comply with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

4.14    Litigation. Except as set forth in Schedule 4.14, no action, suit, claim, demand, hearing, investigation or other proceeding is pending against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any officer, director, manager, member, stockholder or employee of any such Person, and none of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any officer, director, manager, member, stockholder or employee of any such Person, is subject to any outstanding injunction, judgment, order, decree, ruling or charge or, to the Knowledge of the Company, is threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator which, in all cases, are required to be described in the SEC Reports but are not described as required in the SEC Reports, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.15    Intellectual Property. The Company and its Subsidiaries own or have obtained valid and enforceable licenses for, or other legal and valid rights to use, the Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received from any third party a claim in writing that the Company or any of its Subsidiaries is infringing in any material respect the Intellectual Property rights of any third party.

4.16    Insurance. Schedule 4.16 sets forth a true, correct and complete list of all of the insurance maintained for or on behalf of the Company or any of its Subsidiaries and claims made to date. All premiums with respect to such policies have been paid to the extent due and payable. No written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination.

4.17    Environmental Matters. Since January 1, 2019, the Company and its Subsidiaries have been in compliance in all material respects with all Environmental Laws. To the Knowledge of the Company, there are no locations or premises where Hazardous Materials have been Released such that (A) the Company or any of its Subsidiaries would reasonably be expected to be obligated to remove, remediate or otherwise respond to pursuant to any Environmental Laws or (B) would reasonably be expected to result in a material liability of the Company or any of its Subsidiaries to any Person under any Environmental Laws. There are no Environmental Claims pending, or to the Knowledge of the Company threatened against the Company or any of its Subsidiaries, and there no actions, activities, circumstances, facts, conditions, events or incidents, including the presence of any Hazardous Material, which would be reasonably likely to form the basis of any such material Environmental Claim.

4.18    Company Benefit Plans.

(a)    Schedule 4.18 lists each material Company Benefit Plan, other than any Company Benefit Plan that is terminable at will or provides for an annual base salary of $250,000 or less.

(b)    Neither the Company nor any of its ERISA Affiliates has ever maintained, sponsored, contributed to, or had an obligation to maintain, sponsor or contribute to, or has any liability under or with respect to (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iv) a “multiple employer plan” (within the meaning of Section 413 of the Code), (v) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), (vi) an organization or trust described in Sections 501(c)(17) or 501(c)(20) of the Code or (vii) a “welfare benefits fund” described in Section 419(e) of the Code. No current or former employee, officer, director, consultant or other service provider of the Company or any of its Subsidiaries is or may become entitled under any Company Benefit Plan to receive health, life insurance or other welfare benefits (whether or not insured), beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B of the Code or other applicable law.

(c)    Each Company Benefit Plan has been administered in all material respects in accordance with its terms and applicable Law. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS, and, to the Knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(d)    Except as would not be reasonably likely to result in a Material Adverse Effect, there are no actions, suits, audits or investigations by any Governmental Authority or other claims (except for routine claims for benefits) pending or, to the Knowledge of the Company, threatened, against or involving any Company Benefit Plan.

(e)    Neither the execution and delivery of the Transaction Documents, nor the consummation of the transactions contemplated hereby will (whether alone or upon the occurrence of any additional or further acts or events) (i) result in any payment becoming due to any current or former employee, officer, director or independent contractor of the Company or any Subsidiary thereof or satisfy any prerequisite (whether exclusive or non-exclusive) to any payment or benefit to any current or former employee, director or independent contractor of the Company or any Subsidiary thereof, (ii) increase any benefits under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Company Benefit Plan, or (iv) result in the forgiveness of any indebtedness of any current or former employee, officer, director or independent contractor of the Company or any Subsidiary thereof.

4.19    Labor.

(a)    Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement.

(b)    There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, except in each case as would not have a Material Adverse Effect.

4.20    Tax Matters. Except as set forth in Schedule 4.20:

(a)    As of the date of this Agreement, the Company and its Subsidiaries (i) have timely filed all Tax Returns required to be filed (after giving effect to any extensions that have been requested by and granted to such party by the applicable Governmental Authority) and (ii) have paid or caused to be paid on their behalf all Taxes due and owing, other than those that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, except, in each case, where the failure to so file or pay would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such Tax Returns are true, correct and complete in all material respects. There are no past, current, pending or, to the Knowledge of the Company, threatened audits, claims, or proceedings by any Governmental Authority relating to Taxes of the Company and its Subsidiaries. The Company and its Subsidiaries have not waived any statutes of limitation or agreed to any extension of time with respect to any Tax assessment or deficiency. The Company and its Subsidiaries have not received written notice from any Governmental Authority in a jurisdiction where they do not file Tax Returns claiming that they are subject to Tax in that jurisdiction. Notwithstanding anything herein to the contrary, the Company shall pay all transfer agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company), stamp taxes and other taxes and duties levied in connection with the delivery to the Purchasers of any shares of Common Stock purchased pursuant hereto other than income and capital gains taxes of the Purchasers that may be incurred in connection with the transactions contemplated hereby.

(b)    The Company and its Subsidiaries have not engaged in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

(c)    The Company and its Subsidiaries (A) have not entered into any agreement with any Governmental Authority that would impact the amount of Taxes due by them, (B) has never been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return (other than a group the common parent of which is the Company) or has any liability for the Taxes of any other Person (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or (2) as a transferee or successor, by Contract, or otherwise, or (C) is not a party to, or has any liability under, any Tax sharing, Tax allocation, Tax indemnity, or similar agreement or arrangement.

(d)    The Company is not a United States real property holding corporation within the meaning of Section 897 of the Code.

(e)    The Company is classified as a Subchapter C corporation for U.S. federal tax purposes.

4.21    Investment Company Act. The Company and its Subsidiaries are not and, after giving effect to the transactions contemplated by the Transaction Documents will not be, “investment companies” as that term is defined in, nor is the Company or its Subsidiary otherwise subject to registration or regulation under, the Investment Company Act of 1940 (the “Investment Company Act”).

4.22    OFAC and Related Matters. None of the transactions contemplated hereby will violate (i) any Sanctions, or (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001). The Company and its Subsidiaries are in compliance with Sanctions in all material respects. There are no pending or threatened claims or legal actions, or investigations by any Governmental Authority, of or against the Company or any Subsidiary, nor are there any judgments imposed (or threatened to be imposed) upon the Company or any Subsidiary by or before any Governmental Authority, in each case, in connection with any alleged violation of Sanctions. Neither the Purchase Price nor any other proceeds received by the Company hereunder will be used in any dealings or transactions with any Sanctioned Person or in any manner that will result in a violation of Sanctions. The Company has not violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 or similar laws.

4.23    Broker; Fees. Except for the fees and expenses of the Placement Agent, neither the Company nor any of its Subsidiaries has employed any broker or finder, or incurred any liability for any brokerage or finders’ fees or any similar fees or commissions for which a Purchaser will be liable in connection with the execution of the Transaction Documents and the consummation of the transactions contemplated thereby.

4.24    Other Agreements with Purchasers. The Company and its subsidiaries have not entered into any subscription agreement, side letter or similar agreement or understanding with any other Purchaser or other person in connection with the Common Stock Equity Offering other than the Transaction Documents and no such agreement, side letter or understanding with any other Person includes terms and conditions that are more advantageous to such Person than Purchaser hereunder.

4.25    Consent to Pledge. The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Common Stock may be pledged by the Purchaser in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Common Stock hereunder, and the Purchaser effecting a pledge of Common Stock shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement.

4.26    Market Manipulation. Since September 15, 2019, neither the Company nor the Subsidiary, or any of their respective officers or directors has taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company or any Subsidiary to facilitate the sale or resale of any of the Shares.

4.27    No Material Adverse Effect. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof, there has been no event, occurrence or development that has had or that could reasonably be expected to have a Material Adverse Effect.

Section 5.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each Purchaser, severally and not jointly, represents and warrants to the Company as of the date hereof and the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), as follows:

5.1    Organization and Qualification. Such Purchaser has been duly organized and is validly existing and, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, is in good standing under the laws of its jurisdiction of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted.

5.2    Authorization; Enforcement; Validity. Such Purchaser has all necessary corporate, limited liability company or equivalent power and authority to enter into the Transaction Documents and to carry out, or cause to be carried out, its obligations thereunder in accordance with the terms hereof. The execution and delivery by such Purchaser of the Transaction Documents and the performance by such Purchaser of its obligations thereunder have been duly authorized by all requisite action on the part of such Purchaser, and no other action on the part of such Purchaser is necessary to authorize the execution and delivery by such Purchaser of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents. The Transaction Documents have been duly executed and delivered by such Purchaser, and assuming due authorization, execution and delivery by the Company, the Transaction Documents constitute the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

5.3    No Conflicts. The execution, delivery, and performance by such Purchaser of the Transaction Documents do not and will not (a) violate any provision of the organizational documents of such Purchaser; (b) conflict with or violate any Law or Order applicable to such Purchaser or any of its respective assets or properties; or (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Purchaser is a party or to which any of its assets or properties are subject, or result in the creation of any Encumbrance on any of its assets or properties, except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.4    Consents and Approvals. The execution, delivery and performance by such Purchaser of the Transaction Documents do not require such Purchaser to obtain any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to such Purchaser or by which any of its assets or properties may be bound, any contract to which such Purchaser is a party or by which such Purchaser may be bound, except for any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to such Purchaser that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect with respect to such Purchaser.

5.5    Purchaser Representations.

(a)    Such Purchaser is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an “institutional” accredited investor within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act, in each case, satisfying the applicable requirements set forth on Schedule II hereto, (C) a non‑U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above. Such Purchaser has completed information in the form of Schedule II hereto following the signature pages hereto and the information contained therein is accurate and complete.

(b)    Any securities of the Company acquired by such Purchaser under the Transaction Documents will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

(c)    Such Purchaser acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by the Company or any of its Affiliates, the Placement Agent or any of its Affiliates or any of their respective control persons, officers, directors, employees, partners, agents or representatives other than the statements, representations and warranties of the Company expressly contained in this Agreement or in the Company’s and its Subsidiaries’ SEC Reports, in making its investment or decision to purchase the shares of Common Stock hereunder.

(d)    Such Purchaser, in the normal course of business, invests in or purchases securities similar to the Common Stock and is a highly sophisticated investor that has such knowledge and experience in financial and business matters as to be capable of evaluating, and has made its own independent investigation and appraisal of the business results, financial condition, prospects, creditworthiness, status and affairs of the Company, and such Purchaser is satisfied concerning legal, regulatory, tax, business and financial considerations in connection herewith to the extent such Purchaser deemed necessary, evaluated the merits and risks of the investment in the Common Stock, and such Purchaser and any accounts for which such Purchaser is acting are each able to bear the economic risk of the respective investments in the Common Stock, are able to sustain a complete loss on the respective investments in the Common Stock offered hereunder, have no need for liquidity with respect to the respective investments in the Common Stock offered hereby and have no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Common Stock offered hereunder.

(e)    Such Purchaser determined, or will determine, based on such Purchaser’s own independent review and professional advice as such Purchaser has deemed, or will deem, appropriate under the circumstances, that its acquisition of the Common Stock (A) is fully consistent with such Purchaser’s (or if such Purchaser is acquiring the Common Stock hereunder in a fiduciary capacity, the beneficiary’s) financial need, objectives and condition, (B) is fully consistent and complies with all investment policies, guidelines and restrictions applicable to such Purchaser (whether acquiring the Common Stock as principal or in a fiduciary capacity), and (C) is a suitable investment for such Purchaser (or if such Purchaser is acquiring the Common Stock in a fiduciary capacity, for the beneficiary), notwithstanding the clear and substantial risks inherent in investing in or holding the Common Stock, (D) is lawful under the laws of the jurisdiction of its incorporation and the jurisdiction in which such Purchaser operates, and will not contravene any law, regulation or regulatory policy applicable to such Purchaser, and (E) the execution and delivery of the Transaction Documents has been duly authorized by such Purchaser and that the Transaction Documents have been duly executed and delivered by such Purchaser.

(f)    Such Purchaser (A) has had access to such financial and other information concerning the Company as such Purchaser deemed necessary in connection with making its investment decision to subscribe for the Common Stock hereunder and in making the investment decision in respect of the Common Stock, (B) relied solely on its own examination of available information regarding the Company in assessing the merits and risks involved in any such investment, and (C) made its own assessment of the Company.

(g)    Such Purchaser acknowledges and agrees that there may be certain consequences under United States and other tax laws resulting from an investment in the Common Stock and such Purchaser has made such investigation and has consulted its own independent advisors or otherwise has satisfied itself concerning, without limitation, the effects of United States federal, state and local income tax laws and foreign tax laws generally and ERISA, and the Securities Act.

(h)    Such Purchaser acknowledges and agrees that it has not relied on the Placement Agent in connection with its determination as to the legality of its acquisition of the Common Stock hereunder or as to the other matters referred to herein, and such Purchaser has not relied, on any investigation that the Placement Agent, any of its Affiliates or any person acting on its behalf have conducted with respect to the Common Stock offered hereunder or the Company. Such Purchaser further acknowledges it has not relied on any information contained in any research reports prepared by the Placement Agent or any of its Affiliates.

(i)    Such Purchaser acknowledges and agrees that the Placement Agent has not provided such Purchaser with any information or advice with respect to the Common Stock offered hereunder, (A) has not made or makes any representation, express or implied as to the Company, the Company’s credit quality, the Common Stock or the Company or the purchase of the Common Stock, (B) has not acted as such Purchaser’s financial advisor or fiduciary in connection with the issue and purchase of the Common Stock offered hereunder, (C) may have acquired, or during the term of the Common Stock may acquire, non-public information with respect to the Company, which such Purchaser agrees need not be provided to it; (D) may have existing or future business relationships with the Company (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Common Stock, and that certain of these actions may have material and adverse consequences for a holder of Common Stock.

(j)    Such Purchaser is not purchasing the shares of Common Stock hereunder as a result of any advertisement, article, notice or other communication regarding the Common Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any public seminar or, to the knowledge of such Purchaser, any other general solicitation or general advertisement.

5.6    Sufficient Funds. Such Purchaser has or will have at Closing sufficient assets (or the ability to call sufficient capital from its equityholders) and the financial capacity to perform all of its obligations under the Transaction Documents, including the ability to fully fund its portion of the Purchase Price at the Closing.

5.7    Reliance on Exemptions. Such Purchaser understands that the shares of Common Stock are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Common Stock offered hereunder.

5.8    Restricted Securities. Such Purchaser understands that the shares of Common Stock offered hereunder have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act. Such Purchaser understands that such shares of Common Stock are characterized as “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, such Purchaser must hold the shares of Common Stock indefinitely unless such shares are subsequently registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Purchaser understands that no representation has been made as to the availability of any exemption under the Securities Act for the reoffer, resale, pledge or transfer of the Common Stock offered hereunder.

5.9    Restrictive Legend. Such Purchaser understands that certificates evidencing the Securities may bear the following or substantially similar legends, reflecting the restricted nature of the Securities to which such Purchaser has agreed in the Transaction Documents:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF UNLESS (I) SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, (II) SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OF SAID ACT, (III) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT, OR (IV) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT IS PROVIDED TO THE COMPANY. THE SECURITIES REPRESENTED HEREBY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES.

Purchaser may request that the Company remove any legend from the book entry position evidencing its shares of Common Stock purchased pursuant hereto following the earliest of such time as such shares (i) (A) are subject to or (B) have been or are about to be sold or transferred pursuant to an effective registration statement under the Securities Act, (ii) have been or are about to be sold pursuant to Rule 144 or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Common Stock or eligible for resale pursuant to an effective registration statement under the Securities Act. If restrictive legends are no longer required for such shares of Common Stock pursuant to the foregoing, the Company shall, within two (2) Business Days of any request therefor from such Purchaser, deliver to the transfer agent, in the case of a request pursuant to clause (i)(B) or clause (ii) of the foregoing sentence, irrevocable instructions that the transfer agent shall make a new, unlegended entry for such book entry shares or, in the case of a request pursuant to clause (i)(A) or (iii) of the foregoing sentence, instructions enabling such Purchaser to remove the restrictive legend from such shares in connection with any sale thereof upon such Purchaser’s request. The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

5.10 Broker; Fees. Such Purchaser has not employed any broker or finder or incurred any liability for any brokerage or finders’ fees or any similar fees or commissions in connection with the transactions contemplated by the Transaction Documents for which the Company or any of its Subsidiaries is liable.

Section 6.    TERMINATION. This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the Company, if the Closing has not been consummated within ten (10) calendar days from the Effective Date through no fault of such Purchaser; provided, however, that no such termination will affect the right of any party to sue for any breach by the other party (or parties) (it being understood, for the avoidance of doubt, that no such right shall exist as between Purchasers).

Section 7.    ADDITIONAL COVENANTS.

7.1    Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby; in each case, in accordance with the terms of this Agreement.

7.2    Use of Proceeds. The Company shall use the proceeds from the transactions contemplated hereby solely as provided for in Exhibit E to this Agreement.

7.3    Expenses. Except as otherwise provided elsewhere in this Agreement and the Registration Rights Agreement, each Party shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its agents, representatives, counsel and accountants.

7.4    No Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the Common Stock Equity Offering in a manner that would require the registration under the Securities Act of the sale of the Common Stock to the Purchasers, or that will be integrated with the Common Stock Equity Offering for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction, unless stockholder approval is obtained before the closing of such subsequent transaction.

Section 8.    INDEMNIFICATION. The Company agrees to indemnify, defend and hold harmless the Indemnified Parties from and against any and all claims, damages, losses, liabilities, actions, suits, proceedings and expenses (including fees and disbursements of external counsel), that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of the Transaction Documents (including as a result of any breach or inaccuracy of any representation, warranty or covenant of the Company therein), or any claim, litigation, investigation, inquiry or proceeding relating to the foregoing, and the Company shall promptly reimburse each Indemnified Party upon demand for reasonable and documented fees and expenses of counsel (which, so long as there are no conflicts among such Indemnified Parties, shall be limited to one law firm serving as counsel for the Indemnified Parties) and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to the foregoing, except to the extent such claim, damage, loss, liability, or expense results from such Indemnified Party’s bad faith, actual fraud, gross negligence, or willful misconduct. No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company, for or in connection with the transactions contemplated hereby, except to the extent such liability results from such Indemnified Party’s bad faith, actual fraud, gross negligence or willful misconduct. In no event, however, shall the Company or any Indemnified Party be liable on any theory of liability for any special, indirect, consequential, punitive or exemplary damages. Without the prior written consent of any Indemnified Parties, the Company agrees that it will not enter into any settlement of any lawsuit, claim or other proceeding arising out of this Agreement or the transactions contemplated hereby, unless such settlement (i) includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of such Indemnified Party and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Party. No Indemnified Party shall be liable for any damages arising from the use by unauthorized persons of any information made available to the Indemnified Parties by or on behalf of the Company or its representatives through electronic, telecommunications or other information transmission systems that is intercepted by such persons. No Indemnified Party shall settle any lawsuit, claim, or other proceeding arising out of this Agreement or the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party shall be entitled to no indemnification by the Company for any claim, damage, loss, liability, or expense incurred by or asserted or awarded against such Indemnified Party for (x) any willful violation of Law by such Indemnified Party, or (y) to the extent that a claim, damage, loss, liability or expense is attributable to a Purchaser’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser in this Agreement.

Section 9.    MISCELLANEOUS.

9.1    Payments. All payments made by or on behalf of the Company or any of their Affiliates to any Purchaser or its assigns, successors or designees pursuant to this Agreement shall be without withholding, set-off, counterclaim or deduction of any kind.

9.2    Arm’s Length Transaction. The Company acknowledges and agrees that (i) the Common Stock Equity Offering and any other transactions described in this Agreement are an arm’s-length commercial transaction between the Parties, (ii) the Purchasers have not assumed nor will they assume an advisory or fiduciary responsibility in the Company’s favor with respect to any of the transactions contemplated by this Agreement or the process leading thereto, and the Purchasers have no obligation to the Company with respect to the transactions contemplated by this Agreement except those obligations expressly set forth in this Agreement or the Transaction Documents to which they are a party, (iii) any advice given by any of the Purchasers or any of their respective representatives or agents in connection with the Common Stock Equity Offering or any other transactions described in this Agreement is merely incidental to such Purchaser’s purchase of its Allocation, and (iv) the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

9.3    Survival. The representations, warranties, covenants, agreements and obligations of the Parties shall survive the Closing as follows (each such survival period, a “Survival Period”): (i) except for Fundamental Representations and the Tax Representations, the representations and warranties made by each Party in this Agreement shall survive Closing until the expiration of any statute of limitations under applicable Law; (ii) Fundamental Representations shall survive the Closing until the expiration of any statute of limitations under applicable Law; (iii) Tax Representations shall survive the Closing for the full period of all applicable statutes of limitations related thereto (after giving effect to any waiver or extension thereof), and (iv) the covenants, agreements, obligations and other undertakings of the Parties shall survive the Closing until fully performed in accordance with their terms. All liability of the Indemnifying Parties with respect to the representations, warranties, covenants, agreements and obligations hereunder shall be extinguished at the end of the applicable Survival Period, except to the extent that notice of an alleged breach of such representations, warranties, covenants, agreements or obligations has been provided before such date; provided that if notice is given prior to the expiration of the applicable Survival Period, the claim with respect to such representation, warranty, covenant, agreement or obligation shall continue until finally resolved.

9.4    No Waiver of Rights. All waivers hereunder must be made in writing and executed by the party against whom enforcement of such waiver is sought, and the failure of any Party at any time to require another Party’s performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other provision.

9.5    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to be given (a) when delivered if personally delivered to the party for whom it is intended, (b) when delivered, if sent by electronic mail (provided that notice shall not be considered given if the sender receives an automatic system-generated response that such e-mail was undeliverable) in during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) three (3) Business Days after having been sent by certified or registered mail, return-receipt requested and postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt to the respective Parties at the following addresses (or at such other address for any Party as shall be specified by such Party in a notice given in accordance with this Section 9.5).

(a)    If to the Company, to:

NextDecade Corporation

1000 Louisiana Street, Suite 3900

Houston, Texas 77002

Attention:         Vera de Gyarfas, General Counsel

vdegyarfas@next-decade.com

With a copy (which shall not constitute notice to the Company) to:

K&L Gates LLP

300 South Tryon Street, Suite 1000

Charlotte, North Carolina 28202

Attention:         Sean M. Jones; Sean.Jones@klgates.com

Coleman Wombwell; Coleman.Wombwell@klgates.com

(b)    If to a Purchaser, to the address set forth across from the name of such Purchaser on Exhibit F.

Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

If the Company provides any notice hereunder that it reasonably determines constitutes or contains material, non-public information regarding the Company or any Subsidiaries, the Company shall file such notice with the SEC on a Current Report on Form 8-K.Upon such filing of a Form 8-K, the Purchasers shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, agents or employees and the Purchasers shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the Placement Agent or any of their Affiliates, relating to the transactions contemplated by this Agreement.

9.6    Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7    Severability. If any term or other provision of this Agreement is invalid, illegal, void, or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.8    Entire Agreement. This Agreement and the agreements and documents, exhibits and schedules referenced herein constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof, which the parties acknowledge have been merged into such agreements documents, exhibits and schedules.

9.9    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as set forth below, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by the Company (whether by operation of law or otherwise) without the prior written consent of the Purchasers. Except as set forth below, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Purchaser (whether by operation of law or otherwise) without the prior written consent of the Company; provided that a Purchaser may transfer or assign all or a portion of its rights under this Agreement to an Affiliate or to any fund or other entity or account managed or advised by the same investment manager or advised by the same investment advisor as such Purchaser. Any transfer that is made in violation of the immediately preceding sentence shall be null and void ab initio, and the Company shall have the right to enforce the voiding of such transfer.

9.10    No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and, except as expressly set forth in Section 9, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

9.11    Amendment. This Agreement may not be altered, amended, or modified except by a written instrument executed by or on behalf of the Company and the Purchasers against whom enforcement of such amendment, modification, supplement or waiver is sought; provided that any rights (but not obligations) of a Party under this Agreement may be waived, in whole or in part, by such Party on its own behalf without the prior consent of any other Party.

9.12    Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York.

9.13    Consent to Jurisdiction. Each of the Parties (a) irrevocably and unconditionally agrees that any actions, suits or proceedings, at law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be heard and determined by the federal or state courts located in New York, New York; (b) irrevocably submits to the jurisdiction of such courts in any such action, suit or proceeding; (c) consents that any such action, suit or proceeding may be brought in such courts and waives any objection that such Party may now or hereafter have to the venue or personal jurisdiction of such courts or that such action or proceeding was brought in an inconvenient forum; and (d) agrees that service of process in any such action, suit or proceeding may be effected by providing a copy thereof by any of the methods of delivery permitted by Section 9.5 to such Party at its address as provided in Section 9.5 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by Law).

9.14    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). NO PARTY HERETO OR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

9.15    Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

9.16    [Reserved].

9.17    Remedies. Each Party acknowledges that, in view of the uniqueness of the securities referenced herein and the transactions contemplated by this Agreement, the other Parties would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that, in addition to being entitled to exercise all rights granted by Law and under this Agreement, including recovery of damages, the other Parties shall be entitled to specific performance and injunctive or other equitable relief, without the necessity of proving the inadequacy of monetary damages as a remedy.

9.18    [Reserved].

9.19    Rules of Construction. All definitions set forth in this Agreement are deemed applicable whether the words defined are used in this Agreement in the singular or in the plural, and correlative forms of defined terms have corresponding meanings. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, annex and exhibit references are to this Agreement unless otherwise specified. Any reference to this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.

9.20    Cleansing. The Company shall, by 9:00 a.m., New York City time, on the first Business Day immediately following the date of this Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing or otherwise making publicly available all material terms of the transactions contemplated hereby and any other information that the Company has provided to the Purchasers in connection with the Common Stock Equity Offering at any time prior to the filing of the Disclosure Document that constitutes material, nonpublic information as of such date and time and the Purchasers shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the Placement Agents, or any of their respective Affiliates in connection with the transactions contemplated hereby. Upon the issuance of the Disclosure Document, no Purchaser shall be in possession of any material, non-public information received from the Company or any of its respective officers, directors, employees or agents in connection with the Common Stock Equity Offering. Notwithstanding anything in this Agreement to the contrary, the Company shall not publicly disclose the name of any Purchaser or any of their respective Affiliates or investment advisers, or include the name of any Purchaser or any of their respective Affiliates or investment advisers (i) in any press release or marketing materials without the prior written consent of such Purchaser or (ii) in any filing with SEC or any regulatory agency or trading market, without the prior written consent of such Purchasers, except (A) as required by the federal securities law in connection with the Shelf Registration Statement (as defined in that certain Registration Rights Agreement, dated on or about the date hereof, among the Company and the Purchasers) (B) the filing of this Agreement (or a form of this Agreement) with the SEC, and (C) to the extent such disclosure is required by law, at the request of the Staff of the SEC or regulatory agency or under the regulations of NASDAQ, in which case the Company shall provide such Purchasers with prior written notice of such disclosure permitted under this subclause (ii).

9.21    Placement Agent Matters.

(a)    The Company and the Purchasers acknowledge that the Placement Agent shall be entitled to rely on the representations and warranties of the Company and such Purchaser contained in Section 4 and Section 5, respectively, of this Agreement. Prior to the Closing, the Company agrees to promptly notify each Purchaser, and each Purchaser (on behalf of itself) agrees to notify the Company, if any of the acknowledgments, understandings, agreements, representations and warranties of such Party set forth herein are no longer accurate in all material respects. Each Party agrees that each purchase by the Purchasers of the Common Stock hereunder from the Company will constitute a reaffirmation of its own acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) as of the Closing. The Company and each Purchaser further acknowledge and agree that the Placement Agent is a third-party beneficiary of the representations and warranties of the Company and such Purchaser contained in Section 4 and Section 5, respectively, of this Agreement.

(b)    Each Party agrees for the express benefit of the Placement Agent, its Affiliates and representatives that the Placement Agent, any of its Affiliates or any of its control persons, officers, directors or employees (A) have no duties or obligations other than those specifically set forth herein or in its engagement letter with the Company or under applicable Law; (B) shall not be liable for any improper payment made in accordance with the information provided by the Company unless determined by a court of competent jurisdiction to have resulted primarily from the Placement Agent’s bad faith, fraud, willful misconduct or gross negligence; (C) make no representation or warranty and do not have any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Agreement; and (D) shall not be liable to the Purchasers (or any account for which a Purchaser is acquiring the Common Stock hereunder) in connection with the purchase of the Common Stock hereunder unless determined by a court of competent jurisdiction to have resulted primarily from the Placement Agent’s bad faith, fraud, willful misconduct or gross negligence; and the Placement Agent and its Affiliates and representatives shall be entitled to rely on, and shall be protected in acting upon, in connection with this Agreement and the transactions contemplated hereby, any certificate, instrument, opinion (including pursuant to Section 2.4(f)), notice, letter or any other document or security delivered to any Purchaser by or on behalf of the Company.

9.22    Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Signatures of the Parties transmitted by electronic mail shall be deemed to be their original signatures for all purposes.

[No further text appears; signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

NEXTDECADE CORPORATION

By:	/s/ Matthew Schatzman
Name: Matthew Schatzman
Title: Chief Executive Officer

PURCHASERS
BURKEHILL FUND LTD

By:	/s/ Regan O’Neill
Name: Regan O’Neill
Title: General Counsel, Chief Compliance Officer

ALYESKA MASTER FUND, L.P. By Alyeska Investment Group, LP, its investment manager

By:	/s/ Jason Bragg
Name: Jason Bragg
Title: Chief Financial Officer
TRANSITION EQUITY PARTNERS, LLC

By:	/s/ Pat Eilers
Name: Pat Eilers
Title: Partner

CITADEL CEMF INVESTMENTS LTD. By Citadel Advisors LLC, its portfolio Manager

By:	/s/ Shellane Mulcahy
Name: Shellane Mulcahy
Title: Authorized Signatory

TORTOISE ENERGY INFRASTRUCTURE CORP. By Tortoise Capital Advisors, L.L.C. as its Investment Adviser

By:	/s/ Brian Kessens
Name: Brian Kessens
Title: General Counsel, Chief Compliance Officer

TEXAS MUTUAL INSURANCE COMPANY By Tortoise Capital Advisors, L.L.C. as its Investment Adviser

By:	/s/ Brian Kessens
Name: Brian Kessens
Title: General Counsel, Chief Compliance Officer

TORTOISE MIDSTREAM ENERGY FUND, INC. By Tortoise Capital Advisors, L.L.C. as its Investment Adviser

By:	/s/ Brian Kessens
Name: Brian Kessens
Title: General Counsel, Chief Compliance Officer

TORTOISE MLP & PIPELINE FUND By Tortoise Capital Advisors, L.L.C. as its Investment Adviser

By: /s/ Brian Kessens
Name: Brian Kessens
Title: General Counsel, Chief Compliance Officer

TORTOISE PIPELINE & ENERGY FUND, INC. By Tortoise Capital Advisors, L.L.C. as its Investment Adviser
By: /s/ Brian Kessens
Name: Brian Kessens
Title: General Counsel, Chief Compliance Officer

TORTOISE ENERGY INDEPENDENCE FUND, INC.

By Tortoise Capital Advisors, L.L.C. as its Investment Adviser

By:      /s/ Brian Kessens

Name: Brian Kessens

Title: General Counsel, Chief Compliance Officer

TORTOISE POWER AND ENERGY INFRASTRUCTURE FUND, INC.

By Tortoise Capital Advisors, L.L.C. as its Investment Adviser

By:      /s/ Brian Kessens

Name: Brian Kessens

Title: General Counsel, Chief Compliance Officer

ECOFIN SUSTAINABLE AND SOCIAL IMPACT TERM FUND

By Tortoise Capital Advisors, L.L.C. as its Investment Adviser

By:      /s/ Brian Kessens

Name: Brian Kessens

Title: General Counsel, Chief Compliance Officer

PRINCIPAL DIVERSIFIED SELECT REAL ASSET FUND

By Tortoise Capital Advisors, L.L.C. as its Investment Adviser

By:      /s/ Brian Kessens

Name: Brian Kessens

Title: General Counsel, Chief Compliance Officer

STEELMILL MASTER FUND LP

By:      /s/ Alfred J. Barbagallo

Name: Alfred J. Barbagallo

Title: Managing Director & General Counsel

SPINDRIFT PARTNERS, L.P.

By Wellington Management Company, LLP, as investment adviser

By:      /s/ Laura Martin

Name: Laura Martin

Title: Managing Director and Counsel

SPINDRIFT INVESTORS (BERMUDA) L.P.

By Wellington Management Company, LLP, as investment adviser

By:      /s/ Laura Martin

Name: Laura Martin

Title: Managing Director and Counsel

COVALIS CAPITAL LLP

For and in the name of each investment vehicle it manages

By:      /s/ Christopher Egbunike

Name: Christopher Egbunike

Title: Member

AVENTAIL CAPITAL GROUP, LP

By Aventail Capital Group GP, LLC, its general partner

By:      /s/ Sean Grant

Name: Sean Grant

Title: Managing Member

INTEGRATED CORE STRATEGIES (US) LLC

By Integrated Holding Group LP, its Managing Member

By Millennium Management LLC, its General Partner

By:      /s/ Mark Meskin

Name: Mark Meskin

Title: Chief Trading Officer

ICS OPPORTUNITIES, LTD.

By Millennium International Management LP, its Investment Manager

By:     /s/ Mark Meskin

Name: Mark Meskin

Title: Chief Trading Officer

Schedule I

Schedule of Purchasers

Purchaser	Purchase Price	Shares
Spindrift Partners, L.P.	$1,206,128.00	219,296
Spindrift Investors (Bermuda) L.P.	$791,747.00	143,954
Burkehill Fund Ltd	$2,000,000.00	363,636
Transition Equity Partners, LLC	$3,000,000.00	545,455
AVENTAIL ENERGY MASTER FUND, LP	$5,000,000.00	909,091
ICS Opportunities, Ltd.	$578,000.50	105,091
Integrated Core Strategies (US) LLC	$4,422,000.00	804,000
SteelMill Master Fund LP	$12,000,000.00	2,181,818
Alyeska Master Fund, L.P.	$15,000,000.00	2,727,273
Citadel CEMF Investments Ltd.	$20,000,000.00	3,636,364
Tortoise Energy Infrastructure Corp.	$3,260,295.50	592,781
Texas Mutual Insurance Company	$179,305.50	32,601
Tortoise Midstream Energy Fund, Inc.	$1,595,583.00	290,106
Tortoise MLP & Pipeline Fund	$12,086,261.00	2,197,502
Tortoise Pipeline & Energy Fund, Inc.	$493,966.00	89,812
Tortoise Energy Independence Fund, Inc.	$361,179.50	65,669
Tortoise Power and Energy Infrastructure Fund, Inc.	$659,147.50	119,845
Ecofin Sustainable and Social Impact Term Fund	$1,289,788.50	234,507
Principal Diversified Select Real Asset Fund	$74,475.50	13,541
Covalis Capital LLP	$1,000,000.00	181,818

Total	$84,997,877.50	15,454,160

Schedule II

Form of Eligibility Representations of Purchaser

This schedule must be completed by Purchaser and forms a part of the Agreement to which it is attached. Capitalized terms used and not otherwise defined in this schedule have the meanings given to them in the Agreement. Purchaser must check the applicable box in either Part A or Part B below and the applicable box in Part C below.

A.         QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

□	Purchaser is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.         ACCREDITED INVESTOR STATUS (Please check the box)

□

Purchaser is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) and (7) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

C.         AFFILIATE STATUS
(Please check the applicable box)

PURCHASER:

□	is:

□	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an institutional “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Purchaser has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Purchaser and under which Purchaser accordingly qualifies as an institutional “accredited investor.”

□	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

□

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

□

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

□	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

□

Any organization described in section 501(c)(3) of the Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

□

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described Rule 506(b)(2)(ii) of the Securities Act.

Exhibit A

REGISTRATION RIGHTS AGREEMENT

[see attached]

Exhibit B

CLOSING PROCEDURE

[see attached]

Exhibit C

COMPANY SECRETARY’S CERTIFICATE

[see attached]

Exhibit D

COMPANY COUNSEL OPINION

[see attached]

Exhibit E

USE OF PROCEEDS

Proceeds from the Common Stock Equity Offering shall be used by the Company for development activities related to the liquefaction of natural gas and the sale of liquefied natural gas (“LNG”) in international markets and any carbon capture and storage projects it or any third party may develop, including:

Development activities related to the Rio Grande LNG terminal facility at the Port of Brownsville in southern Texas, including activities and businesses reasonably complementary or ancillary thereto and reasonable extensions thereof;

Development activities conducted in overseas locations in direct support of the Company’s businesses as set forth above.

Development of the Company’s proprietary processes and carbon capture and storage solution and business incident thereto.